Exhibit 99.1

           THE J. M. SMUCKER COMPANY ANNOUNCES SECOND QUARTER RESULTS

     Second Quarter Highlights

      - Record Sales and Earnings for the Quarter: Sales up 3 percent and earnings per share from continuing operations up 14 percent.

      - Good Sales Growth: All core businesses experienced growth.

      - Update of 2006 Outlook: Strong first half performance provides good momentum for the year, while the second half will be challenged by higher energy and fuel related costs. EPS growth expected to be in the range of 5 to 8 percent.

    ORRVILLE, Ohio, Nov. 17 /PRNewswire-FirstCall/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the second quarter ended October 31, 2005, of its 2006 fiscal year.

Second Quarter Results

                                               2006            2005          % Change
                                           ------------    ------------    ------------
                                           (Dollars in millions, except per share data)
Sales                                      $      606.3    $      588.9              +3%
Income from continuing operations          $       46.4    $       40.7             +14%
EPS from continuing operations             $       0.79    $       0.69             +14%

    All core businesses experienced sales growth during the quarter. Excluding the U.S. industrial business, which has been divested, sales were up 4 percent. The quarter and first six months' results included a favorable adjustment of approximately $6.7 million to sales and approximately $4.3 million after-tax to earnings reflecting a change in estimate of the expected liability for trade merchandising programs.

    Income from continuing operations for the second quarter of 2006 included pretax merger and integration costs of $4.1 million, or $0.05 per diluted share, and restructuring charges of $2.1 million, or $0.02 per diluted share. Income from continuing operations for the second quarter of 2005 included pretax merger and integration costs of $4.0 million, or $0.04 per diluted share, and restructuring charges of $1.8 million, or $0.02 per diluted share. Excluding these costs in both years, the Company's earnings per diluted share would have been $0.86 and $0.75, in the second quarter of 2006 and 2005, respectively, an increase of 15 percent.

    "The performance of our businesses continues to offset the significant investments we are making in support of the brands and in our supply chain initiatives and the cost pressures currently impacting the consumer packaged goods sector," said Tim Smucker, chairman and co-chief executive officer. "We are well-positioned for continuing top and bottom line growth."

Six-Month Results


                                               2006            2005          % Change
                                           ------------    ------------    ------------
                                           (Dollars in millions, except per share data)
Sales                                      $    1,116.6    $    1,002.2             +11%
Income from continuing operations          $       76.3    $       68.2             +12%
EPS from continuing operations             $       1.30    $       1.20              +8%

    Since the acquisition of Multifoods closed midway through the first quarter of last year, an additional six weeks of Multifoods' sales, totaling approximately $78.8 million, were realized in this year's first six months. Excluding the additional six weeks and the U.S. industrial business, sales were up 5 percent.

    Income from continuing operations for the first six months of 2006 included pretax merger and integration costs of $7.0 million, or $0.08 per diluted share, and restructuring charges of $3.7 million, or $0.04 per diluted share. Income from continuing operations for the first six months of 2005 included pretax merger and integration costs of $6.7 million, or $0.08 per diluted share, and restructuring charges of $4.8 million, or $0.05 per diluted share. Excluding these costs in both years, the Company's earnings per diluted share would have been $1.42 and $1.33, in the first six months of 2006 and 2005, respectively, an increase of 7 percent.

    The Company uses earnings from continuing operations, excluding restructuring and merger and integration costs, as a key performance measure of results of operations for purposes of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, management believes the presentation of results excluding such charges offers additional information to investors to facilitate the comparison of past and present operations and provides a more comprehensive understanding of the financial results. A reconciliation of non-GAAP measures to earnings from continuing operations for the current quarter and six-month period is included in the "Financial Highlights" table.

                       Second Quarter    First Six Months
                       ---------------   ----------------
Margins                 2006     2005     2006     2005
--------------------   ------   ------   ------   -------
Gross margin             33.6%    32.1%    33.0%     33.2%
SD&A % of sales          19.8%    19.6%    20.7%     20.6%
Operating margin         12.8%    11.6%    11.4%     11.6%

    Gross margin improvements were driven by a more profitable mix of sales and improved costs in the consumer oils and baking business area were partially offset by higher commodity and freight costs. The trade liability change in estimate contributed approximately half of the improvement. Selling, distribution, and administrative (SD&A) expenses as a percentage of sales increased slightly as a result of a planned increase in marketing expenses and increased distribution costs related to the implementation of the new distribution network. These increases were partially offset by a decrease in selling and administrative overhead costs.

Segment Performance

                                             Second Quarter                           First Six Months
                                 --------------------------------------    --------------------------------------
                                                                  %                                         %
Sales (Dollars in millions)         2006          2005         Change         2006          2005         Change
------------------------------   ----------    ----------    ----------    ----------    ----------    ----------
U.S. retail market               $    429.8    $    410.4            +5%   $    771.5    $    698.5           +10%
Special markets                  $    176.5    $    178.5            -1%   $    345.1    $    303.7           +14%
Special markets excluding
 industrial                      $    170.6    $    164.7            +4%   $    327.2    $    274.4           +19%

    U.S. Retail Market

    U.S. retail market sales were up 3 percent excluding the trade liability change in estimate with the consumer business area up 4 percent and the consumer oils and baking business area up 2 percent. Increases in the consumer business area were driven by growth in the Smucker's(R), Jif(R) and Uncrustables(R) brands. In the consumer oils and baking business area, sales increased due to growth in the Crisco(R) brand.

    Since the acquisition of Multifoods closed midway through the first quarter of last year, an additional six weeks of Multifoods' sales were realized in this year's first six months. These additional sales accounted for approximately half of the segment's increase over the prior year. Excluding these additional sales, the segment was up 5 percent for the first six months.

    Special Markets

    Key growth contributors for the quarter included the foodservice business area, up 9 percent, and the beverage business area, up 6 percent. Sales in Canada were down 2 percent, as increases in the core retail business and favorable foreign exchange partially offset the planned rationalization of certain unprofitable industrial business. For the first six months, excluding the additional six weeks contribution from Multifoods and the U.S. industrial business, sales in the special markets segment increased 5 percent in the first six months of 2006 as compared to the first six months of last year.

    Outlook for Fiscal 2006

    Similar to other consumer packaged goods companies, volatility of energy and petroleum costs will challenge the outlook for the second half of 2006. Additional costs in the range of $0.10 to $0.15 per share for natural gas, freight, and resins are expected to be incurred during the last six months. The Company has taken, and will continue to take, actions to offset these cost increases including both discretionary cost reductions across the organization and potential pricing actions. Based on the input cost pressures and the uncertainty of their levels, it is likely that the earnings per share growth rate for the year will fall within the range of 5 to 8 percent. The Company remains committed to its long-term growth rate of 8 percent over its strategic time frame.

    "We have always taken a long-term view of running the business," commented Richard Smucker, president and co-chief executive officer. "While we face considerable cost pressures in the second half of the year, we will continue to invest in new products, marketing, and distribution to ensure long-term steady growth, resulting in proven returns for our shareholders."

    Conference Call

    The Company will conduct an earnings conference call and webcast on Thursday, November 17, 2005, at 8:30 a.m. E.T. The webcast can be accessed from the Company's website at www.smuckers.com. For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by calling 888-203-1112 or 719-457-0820 and entering replay pass code 4681316. The audio replay will be available until Monday, November 28, 2005.

    About The J. M. Smucker Company

    The J. M. Smucker Company (www.smuckers.com) was founded in 1897 when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker's(R), Jif(R) and Crisco(R). The family of brands also includes Pillsbury(R) baking mixes and ready-to-spread frostings; Hungry Jack(R) pancake mixes, syrups and potato side dishes; and Martha White(R) baking mixes and ingredients in the U.S., along with Robin Hood(R) flour and baking mixes and Bick's(R) pickles and condiments in Canada. For over 108 years, The J. M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. Since the 1998 inception of FORTUNE Magazine's annual survey of the 100 Best Companies to Work For, The J. M. Smucker Company has consistently been recognized as one of the top 25 companies to work for in the United States. The J. M. Smucker Company has over 3,500 employees worldwide and distributes products in more than 45 countries.

    The J. M. Smucker Company Forward-Looking Language

    This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, the strength of commodity markets from which raw materials are procured and the related impact on costs, volatility of energy and fuel costs, the ability to achieve the amount and timing of the estimated savings associated with the Multifoods acquisition, the success in introducing new products and the competitive response, particularly in the consumer oils and baking area, success and costs of new marketing and sales programs and strategies intended to promote growth in the Company's businesses, the ability to successfully implement price changes, particularly in the consumer oils and baking business, the Company's ability to effectively manage capacity and costs related to Uncrustables, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

                            The J. M. Smucker Company

              Unaudited Condensed Consolidated Statements of Income

                                  Three Months Ended               Six Months Ended
                                     October 31,                     October 31,
                             ----------------------------    ----------------------------
                                 2005            2004            2005            2004
                             ------------    ------------    ------------    ------------
                                    (Dollars in thousands, except per share data)
Net sales                    $    606,264    $    588,922    $  1,116,595    $  1,002,189
Cost of products sold             402,726         399,432         748,212         667,858
Cost of products sold -
 restructuring                        115             609             247           1,262
Gross Profit                      203,423         188,881         368,136         333,069
Selling, distribution, and
 administrative expenses          120,025         115,279         230,649         206,105
Other restructuring costs           1,976           1,166           3,465           3,521
Merger and integration
 costs                              4,092           3,970           7,020           6,733
Operating Income                   77,330          68,466         127,002         116,710
Interest income                     1,329             667           3,149           1,385
Interest expense                   (6,025)         (5,782)        (12,132)        (10,205)
Other (expense) income -
 net                                  (75)            784             119            (398)
Income from Continuing
 Operations Before Income
 Taxes                             72,559          64,135         118,138         107,492
Income taxes                       26,115          23,472          41,797          39,342
Income from Continuing
 Operations                        46,444          40,663          76,341          68,150
(Loss) gain on sale of
 discontinued operation,
 net of tax                             -          (3,641)              -           2,037
Discontinued operations,
 net of tax                             -             983               -             666
Net Income                   $     46,444    $     38,005    $     76,341    $     70,853

Earnings per common share:
   Income from continuing
    operations               $       0.80    $       0.70    $       1.31    $       1.22
   Discontinued operations              -           (0.05)              -            0.05
   Net income                $       0.80    $       0.65    $       1.31    $       1.27

   Income from continuing
    operations - assuming
    dilution                 $       0.79    $       0.69    $       1.30    $       1.20
   Discontinued operations
    - assuming dilution                 -           (0.04)              -            0.05
   Net income - assuming
    dilution                 $       0.79    $       0.65    $       1.30    $       1.25

Dividends declared per
 common share                $       0.27    $       0.25    $       0.54    $       0.50

Weighted-average shares
 outstanding                   58,096,308      58,184,654      58,188,067      56,007,967
Weighted-average shares
 outstanding - assuming
 dilution                      58,695,878      58,815,490      58,819,825      56,663,220

                            The J. M. Smucker Company
                 Unaudited Condensed Consolidated Balance Sheets

                                            October 31,       April 30,
                                               2005             2005
                                           -------------    -------------
                                               (Dollars in thousands)
ASSETS
Current Assets:
   Cash and cash equivalents               $      42,361    $      58,085
   Marketable securities                          19,879           17,739
   Trade receivables                             187,185          145,734
   Inventories                                   348,919          284,487
   Other current assets                           48,690           49,806
      Total Current Assets                       647,034          555,851

Property, Plant, and Equipment, net              527,794          521,101

Other Noncurrent Assets:
   Goodwill                                      949,317          951,208
   Other intangible assets, net                  471,451          469,758
   Marketable securities                          45,164           59,074
   Other assets                                   79,637           78,902
      Total Noncurrent Assets                  1,545,569        1,558,942
                                           $   2,720,397    $   2,635,894

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
   Notes payable                           $      39,790    $      33,378
   Current portion of long-term debt                   -           17,000
   Accounts payable                              141,392          105,290
   Other current liabilities                     176,043          152,624
      Total Current Liabilities                  357,225          308,292

Noncurrent Liabilities:
   Long-term debt, net of current
    portion                                      430,081          431,560
   Other noncurrent liabilities                  204,839          205,242
      Total Noncurrent Liabilities               634,920          636,802

Shareholders' Equity, net                      1,728,252        1,690,800
                                           $   2,720,397    $   2,635,894

                            The J. M. Smucker Company
                         Unaudited Financial Highlights

                                             Three Months Ended         Six Months Ended
                                                 October 31,               October 31,
                                           -----------------------   -----------------------
                                              2005         2004         2005         2004
                                           ----------   ----------   ----------   ----------
                                             (Dollars in thousands, except per share data)
Net sales                                  $  606,264   $  588,922   $1,116,595   $1,002,189

Net income and net
 income per common share:
  Net income                               $   46,444   $   38,005   $   76,341   $   70,853
  Net income per common share
   -- assuming dilution                    $     0.79   $     0.65   $     1.30   $     1.25

Income and income per common share
 from continuing operations:
  Income                                   $   46,444   $   40,663   $   76,341   $   68,150
  Income per common share --
   assuming dilution                       $     0.79   $     0.69   $     1.30   $     1.20

Income and income per common
 share from continuing
 operations before
 restructuring and merger and
 integration costs: (1)
  Income                                   $   50,401   $   44,305   $   83,282   $   75,451
  Income per common share --
   assuming dilution                       $     0.86   $     0.75   $     1.42   $     1.33

(1) Reconciliation to income from
    continuing operations:
  Income from continuing
   operations before income
   taxes                                   $   72,559   $   64,135   $  118,138   $  107,492
  Merger and integration costs                  4,092        3,970        7,020        6,733
  Cost of products sold -
   restructuring                                  115          609          247        1,262
  Other restructuring costs                     1,976        1,166        3,465        3,521
  Income from continuing
   operations before income
   taxes, restructuring, and
   merger and integration
   costs                                       78,742       69,880      128,870      119,008
  Income taxes                                 28,341       25,575       45,588       43,557
  Income from continuing
   operations before
   restructuring and merger
   and integration costs                   $   50,401   $   44,305   $   83,282   $   75,451

SOURCE  J. M. Smucker Company
    -0-                             11/17/2005
    /CONTACT: Investors, Mark R. Belgya, Vice President, Chief Financial Officer and Treasurer, or George G. Sent, Jr., Director, Corporate Finance and Investor Relations, or Media, Maribeth Badertscher, Director, Corporate Communications, all of The J. M. Smucker Company, +1-330-682-3000/
    /Web site:  http://www.smuckers.com/